Exhibit 99



                      Standard Parking Corporation Reports
     Record 2006 Fourth Quarter and Full-Year; Pre-Tax Earnings up 27% and
                                42% Respectively

                 Expects Momentum to Continue in 2007



    CHICAGO--(BUSINESS WIRE)--March 7, 2007--Standard Parking Corporation (NASDAQ: STAN), one of the nation's largest providers of parking management services, today announced pre-tax earnings for the 2006 fourth quarter of $6.1 million compared with $4.8 million for the 2005 fourth quarter, an increase of 27%. For the full year 2006, pre-tax earnings were $20.9 million compared with $14.7 million for 2005, an increase of 42%. In addition, the Company reversed its valuation allowance for deferred tax assets in the fourth quarter of 2006, recognizing a net income tax benefit of $17.8 million. Including this non-cash reduction of income tax expense results in earnings per share of $3.49 for the full year compared with $1.39 in 2005. Excluding the impact of the net reduction in valuation allowance for deferred tax assets in both 2005 and 2006, earnings per share would have increased by 34% to $1.76 for 2006.

    2006 Highlights

    -- Revenue (excluding reimbursed management contract expense) and gross profit growth of 5% and 9%, respectively

    --  Operating income up 23%

    --  42% increase in pre-tax earnings

    --  Free cash flow of $26.6 million or $2.59 per share

    --  $20.0 million share repurchase

    -- Net benefit of $17.8 million recognized due to net reversal of valuation allowance for deferred tax assets

    2007 Guidance

    -- EPS expected to be in a range of $1.40 - $1.50, using a 40% effective tax rate (cash taxes are expected to be less than 5%)

    -- Pre-tax earnings per share expected to be in the range of $2.30 - $2.50

    -- Free cash flow expected to be in the range of $20.0 million to $25.0 million

    -- Board authorization to repurchase up to $20.0 million of common stock

    James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased to report record revenue, gross profit, pre-tax earnings and earnings per share for 2006, whether including or excluding the $17.8 million net reversal of the valuation allowance for deferred tax assets. For the year, the addition of 72 net new locations, maintenance of our 91% location retention rate and the continuing improvement in our New Orleans operations were key drivers of this performance. While we are disappointed that we completed only one acquisition during 2006 despite the considerable time and resources we devoted to such matters, we continue to believe that deals can get done at the right price, and we will continue our efforts towards that end in 2007.

    "Our focus in 2007 will remain on increasing our location retention rate and adding new locations. We would like to see significant long term growth in our ancillary support sectors, and expect those to be a major area of focus during the coming year. We are well-positioned to strive for higher earnings in 2007 as our excellent cash generation capability and low net debt to EBITDA leverage of 2.3 times at year-end 2006 enable us to use our forward momentum to continue our organic growth while actively pursuing acquisitions."

    Fourth Quarter Operating Results

    Revenue for the fourth quarter of 2006, excluding reimbursed management contract expense, increased by approximately 6% to $65.7 million from $62.0 million a year ago. Excluding New Orleans, revenue from same locations (locations open more than one year) increased by 7% compared with the fourth quarter of 2005.

    Gross profit in the quarter was relatively flat, increasing to $19.1 million from $18.9 million in the 2005 fourth quarter. Fourth quarter 2005 gross profit, however, reflected $1.6 million in favorable insurance loss experience relating to previous quarters of 2005 that did not recur during the fourth quarter of 2006. Fourth quarter 2006 gross profit includes $0.2 million realized from the Sound Parking portfolio that was acquired in early 2006, a $0.7 million increase in gross profit from our New Orleans operations (compared with 2005) and a reduction of costs attributable to the receipt of $0.3 million in net insurance proceeds related to our Katrina-related insurance claim. On a same location basis, excluding New Orleans, gross profit increased by 5% during the 2006 fourth quarter compared with 2005.

    General and administrative expense decreased in the quarter by more than 5% to $10.1 million from $10.7 million a year ago due primarily to $0.5 million in acquisition-related costs incurred in the 2005 fourth quarter. The ratio of G&A to gross profit was 53.0% for the 2006 fourth quarter, down from 56.6% in the fourth quarter of 2005. Decreases in general and administrative expense and depreciation and amortization expense contributed to an 18% increase in operating income for the fourth quarter, to $7.7 million, versus $6.5 million in the year ago quarter.

    Free cash flow for the 2006 fourth quarter was $6.3 million as compared with $9.2 million a year ago. Free cash flow, in conjunction with additional borrowings on the revolving credit facility, was used to repurchase shares of the Company's outstanding common stock totaling $14.0 million during the fourth quarter of 2006 at an average price of $37.90 per share. Total debt at the end of the 2006 fourth quarter was $85.7 million, down $6.4 million from $92.1 million a year ago. The reduced borrowing level, combined with lower interest rates under the amended credit agreement signed at the end of the second quarter, resulted in fourth quarter interest expense of $1.8 million, a decrease of $0.6 million from a year ago. Accordingly, pre-tax income for the 2006 fourth quarter increased by 27% to $6.1 million, or $0.60 per share, up from $4.8 million, or $0.46 per share, last year.

    The Company reversed its valuation allowance for deferred tax assets in the fourth quarter of 2006, recognizing a $17.8 million net income tax benefit during the quarter. In 2007, the Company expects its effective tax rate to be approximately 40%, although the Company expects cash taxes paid for 2007 to be less than 5%.

    Net income for the 2006 fourth quarter was $23.1 million, or $2.28 per share, versus $4.1 million, or $0.39 per share, a year ago.
Excluding the net reduction of the valuation allowance for deferred tax assets, earnings per share would be $0.52 per share, an increase of 33%.

    Recent Developments

    Significant contract activity during the fourth quarter includes new contract awards in key areas of the business. On the airport side of the business, the Company won a multi-year contract to manage 3,500 parking spaces at the El Paso International Airport.

    On the special event and arena front, the Company added parking management contracts for several new locations during the fourth quarter, including the Sears Centre, a new 11,000 seat stadium near Chicago, Illinois, Kansas City Live, a premier entertainment and convention district in Kansas City, Missouri and the Orlando Centroplex, a multi-venue sports and entertainment complex in Orlando, Florida.

    Recent additions of premier office properties include Westchester One in White Plains, New York and Tower Burbank in Burbank,
California. The Tower Burbank property was won in a competitive bid against a 20-year incumbent operator.

    Other notable recent wins include Waterfront Plaza, serving a large office / shopping / restaurant complex in downtown Honolulu, Hawaii and Metro Health System, one of the largest health care providers in Northeastern Ohio, for which the Company will operate four garages, two surface lots and a valet service.

    Conversely, the Company no longer operates the Grant Park and Monroe Street garages that were sold by the City of Chicago to an investor group.

    Full Year 2006 Results

    Fiscal 2006 revenue, excluding reimbursed management contract expense, increased by approximately 5% to $259.9 million from $248.0 million in fiscal 2005. Gross profit for 2006 increased 9% to $75.9 million from $69.8 million a year ago. The Sound Parking contract portfolio in Seattle, acquired in early 2006, generated $0.8 million of gross profit during 2006.

    General and administrative expense for the year increased by 6% to $41.2 million from $38.9 million in 2005, partially due to on-going general and administrative expenses related to the Sound Parking operations of $0.6 million and the adoption of FAS 123R, which resulted in $0.5 million in non-cash stock compensation expense in 2006. Excluding these two items, 2006 general and administrative expense would have increased 3% over 2005. Aside from due diligence costs recognized in the third quarter of 2006 related to a contemplated acquisition, general and administrative expense was flat for the final nine months of 2006. General and administrative expense as a percentage of gross profit for 2006 was 54.3%, down from 55.7% in 2005. The Company expects that ratio to decline further in 2007 as the Company continues to pursue its goal of achieving a ratio of 50% or less.

    Operating income for the full year 2006 increased 23% to $29.0 million from $23.6 million in the year ago period. Interest expense decreased by $1.1 million to $8.3 million for the full year 2006 due to lower applicable interest rates and a $6.4 million reduction in outstanding borrowings. Pre-tax income in 2006 was $20.9 million, an increase of 42% compared with the same period last year.

    The Company recorded a benefit for income taxes of $14.9 million for the full year 2006 compared with a benefit of $14,000 for the full year 2005. In 2006, the Company recognized a $17.8 million net reduction in its valuation allowance for deferred tax assets versus $0.9 million recognized in 2005. Net income for 2006 was $35.8 million, or $3.49 per share as compared with $14.7 million, or $1.39 per share, for 2005. Excluding the impact of the reduction in valuation allowance for deferred tax assets in both periods, earnings per share would have increased by 34% to $1.76 for 2006.

    The Company generated $26.6 million of free cash flow during 2006, matching 2005's free cash flow of $26.5 million. Due to the reduction in outstanding shares, this translates to an increase of 3% in free cash flow per share to $2.59 in 2006 from $2.51 in 2005.

    Financial Outlook

    Pre-tax income per share for fiscal year 2007 is expected to be in the range of $2.30 - $2.50, an increase of 13% or more over 2006. After-tax earnings per share for fiscal year 2007 are expected to be in the range of $1.40 - $1.50. This guidance reflects income tax expense at an expected rate of approximately 40% in 2007. Amounts paid for income taxes are expected to remain below 5% for 2007 primarily due to the continued utilization of net operating loss carryforwards.

    These guidance estimates assume approximately ten million diluted shares outstanding and do not include the impact of any acquisitions or mergers that might be completed during 2007. Also excluded are any additional insurance proceeds that may be received relating to our approximately $3.0 million insurance claim for business interruption losses resulting from Hurricane Katrina.

    The Company anticipates capital expenditures of approximately $6 million during 2007, an increase of $4 million over 2006 spending. Consequently, free cash flow, after capital expenditures, is expected to be in the range of $20 million to $25 million in 2007. The Company's priorities for the use of such free cash flow remain:

    -- Fund additional growth, including acquisitions

    -- Return value to shareholders

    -- Maintain appropriate debt levels

    After evaluating the Company's leverage levels, potential cash needs and expected 2007 free cash flow, the Board has authorized the Company to expend up to $20 million, or approximately 6% of current market capitalization, to return value to its shareholders through stock repurchases. The Company intends to repurchase shares in open market transactions from time to time. In addition, the Company may purchase shares on a pro-rata basis from its majority shareholder at the same price paid by the Company in each open market purchase.

    Conference Call

    The Company's earnings conference call will be held at 10:00 am
(CST) on Thursday, March 8, 2007, and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of March 7, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; our indebtedness could adversely affect our financial health; availability, terms and deployment of capital; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability of our majority shareholder to control our major corporate decisions and a majority of our directors are not considered "independent"; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.



                     STANDARD PARKING CORPORATION
                     CONSOLIDATED BALANCE SHEETS
         (in thousands, except for share and per share data)

                                                       December 31
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
                      ASSETS
Current assets:
 Cash and cash equivalents                           $8,058   $10,777
 Notes and accounts receivable, net                  40,003    40,707
 Prepaid expenses and supplies                        2,221     2,217
 Deferred income taxes                                8,290     1,961
                                                   --------- ---------
   Total current assets                              58,572    55,662
Leaseholds and equipment:
 Equipment                                           25,097    24,835
 Leasehold improvements                              13,588    17,782
 Leaseholds                                          34,410    36,513
 Construction in progress                             2,663     2,514
                                                   --------- ---------
                                                     75,758    81,644
 Less accumulated depreciation and amortization     (58,856)  (64,228)
                                                   --------- ---------
                                                     16,902    17,416
Other assets:
 Long-term receivables, net                           5,131     4,953
 Advances and deposits                                1,493     1,330
 Goodwill                                           119,078   118,781
 Intangible and other assets, net                     3,105     3,211
 Deferred income taxes                                8,247        --
                                                   --------- ---------
                                                    137,054   128,275
                                                   --------- ---------
   Total assets                                    $212,528  $201,353
                                                   ========= =========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $33,167   $31,174
 Accrued rent                                         5,168     6,178
 Compensation and payroll withholdings                9,132     8,041
 Property, payroll and other taxes                    1,956     1,933
 Accrued insurance                                    3,390     3,973
 Accrued expenses                                     9,441    10,028
 Current portion of obligations under credit
  agreements and other                                  205       977
 Current portion of capital lease obligations         2,561     2,786
                                                   --------- ---------
   Total current liabilities                         65,020    65,090
Deferred income taxes                                    --     1,561
Long-term borrowings, excluding current portion:
 Obligations under credit agreements                 77,050    82,938
 Capital lease obligations                            4,288     3,460
 Other                                                1,561     1,947
                                                   --------- ---------
                                                     82,899    88,345
Other long-term liabilities                          23,356    21,944
Convertible redeemable preferred stock, series D
 18%, par value $100 per share, none issued and
 outstanding as of December 31, 2006 and 10 shares
 issued and outstanding as of December 31, 2005          --         1
Common stockholders' equity:
 Common stock, par value $.001 per share;
  12,100,000 shares authorized; 9,621,799 shares
  issued and outstanding as of December 31, 2006,
  and 10,126,482 shares issued and outstanding in
  2005                                                   10        10
 Additional paid-in capital                         169,633   187,616
 Accumulated other comprehensive income                 139       419
 Treasury stock, at cost, 16,100 shares                (647)       --
 Accumulated deficit                               (127,882) (163,633)
                                                   --------- ---------
   Total common stockholders' equity                 41,253    24,412
                                                   --------- ---------
   Total liabilities and common stockholders'
    equity                                         $212,528  $201,353
                                                   ========= =========




                     STANDARD PARKING CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME
         (in thousands, except for share and per share data)



                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Parking services
 revenue:
   Lease contracts     $38,105      $37,573     $153,336     $154,099
   Management
    contracts           27,555       24,397      106,554       93,876
                   ------------ ------------ ------------ ------------
                        65,660       61,970      259,890      247,975
   Reimbursement of
    management
    contract
    expense             88,203       85,991      346,055      338,679
                   ------------ ------------ ------------ ------------
Total revenue          153,863      147,961      605,945      586,654

Costs and expenses:
Cost of parking
 services:
   Lease contracts      34,612       34,790      139,043      141,037
   Management
    contracts           11,997        8,310       44,990       37,101
                   ------------ ------------ ------------ ------------
                        46,609       43,100      184,033      178,138
   Reimbursed
    management
    contract
    expense             88,203       85,991      346,055      338,679
                   ------------ ------------ ------------ ------------
Total cost of
 parking services      134,812      129,091      530,088      516,817

Gross profit:
   Lease contracts       3,493        2,783       14,293       13,062
   Management
    contracts           15,558       16,087       61,564       56,775
                   ------------ ------------ ------------ ------------
Total gross profit      19,051       18,870       75,857       69,837

General and
 administrative         10,101       10,681       41,228       38,922
Depreciation and
 amortization            1,230        1,656        5,638        6,427
Valuation allowance
 related to long-
 term receivables            -            -            -          900
                   ------------ ------------ ------------ ------------

Total costs and
 expenses              146,143      141,428      576,954      563,066

Operating income         7,720        6,533       28,991       23,588

Other expenses
 (income):
   Interest expense      1,755        2,317        8,296        9,398
   Interest income        (173)        (624)        (552)        (841)
                   ------------ ------------ ------------ ------------
                         1,582        1,693        7,744        8,557

Income before
 minority interest
 and income taxes        6,138        4,840       21,247       15,031

Minority interest           65           56          376          326
Income tax
 (benefit) expense     (16,981)         660      (14,880)         (14)
                   ------------ ------------ ------------ ------------
Net income             $23,054       $4,124      $35,751      $14,719
                   ============ ============ ============ ============

Common Stock Data:
Net income per
 common share:
  Basic                  $2.34        $0.41        $3.58        $1.43
  Diluted                $2.28        $0.39        $3.49        $1.39
Weighted average
 common shares
 outstanding:
  Basic              9,857,878   10,126,482    9,983,643   10,265,785
  Diluted           10,122,808   10,450,360   10,246,260   10,560,415




                     STANDARD PARKING CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
         (in thousands, except for share and per share data)

                                               Year Ended December 31,
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Operating activities
Net income                                        $35,751     $14,719
Adjustments to reconcile net income to net cash
 provided by operations:
  Depreciation and amortization                     5,270       5,782
  Loss on sale of assets                              368         645
  Amortization of deferred financing costs            525         764
  Amortization of carrying value in excess of
   principal                                         (109)       (179)
  Non-cash stock-based compensation                   480          --
  Valuation allowance related to long term
   receivables                                         --         900
  Write off of debt issuance costs                    416          --
  Write off of carrying value in excess of
   principal related to the 9  1/4 senior
   subordinated notes                                (352)         --
  Provision (reversal) for losses on accounts
   receivable                                        (181)        533
  Deferred income taxes                           (15,743)       (400)
   Changes in operating assets and liabilities:
     Notes and accounts receivable                    707      (5,168)
     Prepaid assets                                  (296)        240
     Other assets                                    (145)        358
     Accounts payable                               1,993       5,068
     Accrued liabilities                              122       8,092
                                               ----------- -----------
Net cash provided by operating activities          28,806      31,354
Investing activities
Purchase of leaseholds and equipment               (2,162)     (4,762)
Proceeds from the sale of assets                      213          29
Contingent purchase payments                         (301)       (316)
                                               ----------- -----------
Net cash used in investing activities              (2,250)     (5,049)
Financing activities
Proceeds from exercise of stock options               506          14
Repurchase of common stock                        (20,010)     (5,963)
Repurchase series D convertible redeemable
 preferred stock                                       (1)         --
Proceeds from long-term borrowings                     --         360
Proceeds from (payments on) senior credit
 facility                                          43,450     (16,400)
Payments on long-term borrowings                     (383)       (213)
Payments on joint venture borrowings                 (758)       (618)
Payments of debt issuance costs                      (737)       (126)
Payments on capital leases                         (2,477)     (3,118)
Repurchase 9  1/4% senior subordinated notes      (48,877)         --
                                               =========== ===========
Net cash used in financing activities             (29,287)    (26,064)
Effect of exchange rate changes on cash and
 cash equivalents                                      12         176
                                               ----------- -----------
(Decrease) increase in cash and cash
 equivalents                                       (2,719)        417
Cash and cash equivalents at beginning of year     10,777      10,360
                                               ----------- -----------
Cash and cash equivalents at end of year           $8,058     $10,777
                                               =========== ===========
Cash paid for:
  Interest                                         $9,303      $8,670
  Income taxes                                        572         400
Supplemental disclosures of non-cash activity:
  Debt issued for capital lease obligations        $3,631      $2,644




                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
                            (in thousands)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Operating income                 $7,720    $6,533   $28,991   $23,588
 Depreciation and amortization    1,230     1,656     5,638     6,427
 Valuation allowance related to
  long-term receivables               -         -         -       900
 Non-cash stock-based
  compensation                       77         -       480         -
 Income tax paid                   (277)      (38)     (572)     (400)
 Minority interest                  (65)      (56)     (376)     (326)
 Change in assets and
  liabilities                       577     3,573     3,960    10,011
 Capital expenditures and
  contingent purchase payments   (1,217)   (1,521)   (2,250)   (5,049)
                               --------- --------- --------- ---------
Operating cash flow              $8,045   $10,147   $35,871   $35,151
 Cash interest paid              (1,782)     (922)   (9,303)   (8,670)
                               --------- --------- --------- ---------
Free Cash Flow (1)               $6,263    $9,225   $26,568   $26,481
 Decrease (Increase) in cash
  and cash equivalents              598     2,773     2,719      (417)
                               --------- --------- --------- ---------
Free cash flow, net of change
 in cash                         $6,861   $11,998   $29,287   $26,064

(Uses)/Sources of cash:
 Proceeds from (Payments on)
  senior credit facility and
  9.25% Notes                    $8,050  ($11,400)  ($5,427) ($16,400)
 (Payments) on long-term
  borrowings                       (898)     (590)   (3,618)   (3,589)
 (Payments) of debt issuance
  costs                              (5)       (8)     (737)     (126)
 Proceeds from exercise of
  stock options                       5         -       506        14
 (Repurchase) of common stock   (14,013)        -   (20,010)   (5,963)
 (Repurchase) of series D
  preferred stock                     -         -        (1)        -
                               --------- --------- --------- ---------
Total (uses) of cash            ($6,861) ($11,998) ($29,287) ($26,064)




(1) Reconciliation of Free Cash Flow to Consolidated Statements of
 Cash Flow
                             Twelve Months  Nine Months  Three Months
                                 Ended         Ended         Ended
                             December 31,  September 30, December 31,
                                 2006          2006          2006
                             ------------- ------------- -------------
Net cash provided by
 operating activities             $28,806       $21,279        $7,527
Net cash (used in) investing
 activities                        (2,250)       (1,033)       (1,217)
Effect of exchange rate
 changes on cash and cash
 equivalents                           12            59           (47)
                             ------------- ------------- -------------
Free cash flow                    $26,568       $20,305        $6,263




                             Twelve Months  Nine Months  Three Months
                                 Ended         Ended         Ended
                             December 31,  September 30, December 31,
                                 2005          2005          2005
                             ------------- ------------- -------------
Net cash provided by
 operating activities             $31,354       $20,590       $10,764
Net cash (used in) investing
 activities                        (5,049)       (3,528)       (1,521)
Effect of exchange rate
 changes on cash and cash
 equivalents                          176           194           (18)
                             ------------- ------------- -------------
Free cash flow                    $26,481       $17,256        $9,225






                     STANDARD PARKING CORPORATION
                  EBITDA AND NET DEBT RECONCILIATION

                                                       Twelve months
                                                           ended
                                                     December 31, 2006
                                                     -----------------

  Net Income                                                  $35,751

  Add (subtract):
      Interest expense, net                                     7,744
   Income tax benefit                                         (14,880)
   Depreciation and amortization                                5,638

  EBITDA (1)                                                  $34,253


  Long-term borrowings, excluding current portion             $82,899
  Current portion of long-term borrowings                       2,766
  less: Cash and cash equivalents                              (8,058)

  Net Debt                                                    $77,607


  Net Debt to EBITDA multiple                                    2.3x


    (1) EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States
(GAAP), and the Company's calculations thereof may not be comparable to that reported by other companies. EBITDA is calculated above as it is a basis upon which the Company assesses its liquidity position and because we believe that this presents useful information to investors regarding a company's ability to service and/or incur indebtedness. This belief is based upon the Company's negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.




                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                                   December 31, 2006 December 31, 2005
                                   ----------------- -----------------
Managed facilities                            1,733             1,643
Leased facilities                               245               263
                                   ----------------- -----------------
Total facilities                              1,978             1,906




    CONTACT: Standard Parking Corporation
             G. MARC BAUMANN
             Executive Vice President and
             Chief Financial Officer
             (312) 274-2199
             mbaumann@standardparking.com